EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer	April 22, 2004
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. REPORTS

FIRST QUARTER EARNINGS

KING OF PRUSSIA, PA — Universal Health Services, Inc. (NYSE: UHS) announced today its results for the first quarter ended March 31, 2004. Reported net income was $46.2 million or $.74 per diluted share for the three-month period ended March 31, 2004, as compared to $52.8 million or $.84 per diluted share during the prior year first quarter.

Included in our results for the first quarter of 2004 was $2.8 million of pre-tax ($1.7 million after-tax) Medicaid disproportionate share hospital (“DSH”) revenue, attributable to a prior period as discussed below. Excluding this DSH revenue, our adjusted net income was $44.4 million and our adjusted earnings per diluted share were $.72 (as calculated on the attached schedule of Supplemental Consolidated Income Statement Information), a 14% decrease from the $.84 per diluted share earned during the first quarter of 2003. Net revenues during the three-month period ended March 31, 2004 were $1.03 billion.

At our acute care hospitals owned during both periods located in the U.S. and Puerto Rico, admissions decreased approximately 1%, patient days remained unchanged, revenues increased 3.8% and revenue per adjusted patient day increased 2.7% during the 2004 first quarter, as compared to the prior year quarter (excluding the effect of the South Carolina DSH revenue attributable to a prior period). At our behavioral health hospitals owned in both periods, admissions increased 10%, patient days increased 6%, revenues increased 8.7% and revenue per adjusted patient day increased 2.8% during the first quarter of 2004 as compared to the prior year quarter.

Our operating margin (as calculated on the attached schedule of Supplemental Consolidated Income Statement Information), decreased to 14.1% in the three-month period ended March 31, 2004, as compared to 16.8% in the same period of the prior year. We recently received notification from South Carolina that the DSH program has been renewed for the state’s 2004 fiscal year covering the period from July 1, 2003 through

June 30, 2004. Included in our 2004 first quarter results is $4.1 million of revenue from this program attributable to the period of July 1, 2003 through March 31, 2004. Excluding the $2.8 million of pre-tax ($1.7 million after-tax) South Carolina DSH revenue attributable to a prior period, operating margins at our acute care hospitals located in the U.S. and Puerto Rico during both the three-month periods ended March 31, 2004 and March 31, 2003 decreased to 14.5% from 18.8%. Operating margins at our behavioral health hospitals owned during both periods increased to 24.1% during the first quarter of 2004 from 21.9% during the prior year quarter.

We anticipate earnings per diluted share for 2004 of $2.75 to $2.85. This estimate assumes stabilization of the market forces that have adversely impacted our earnings this year, namely softer volumes, increasing bad debt expense and erosion in our competitive position in selected markets.

During the quarter, as previously announced, we signed a definitive agreement with Catholic Healthcare West to sell 112-bed French Medical Center located in San Luis Obispo, California and 65-bed Arroyo Grande Community Hospital located in Arroyo Grande, California. We expect the sale of these two facilities to be completed during the second quarter of 2004. Subsequent to the end of the quarter, we sold the operations of Doctors’ Hospital of Shreveport, a 136-bed leased acute care hospital in Shreveport, Louisiana. Combined proceeds for these sale transactions are expected to total approximately $40 million. The operating results of the two California hospitals and Shreveport are reflected as discontinued operations in the Consolidated Statements of Income for the three-month periods ended March 31, 2004 and 2003.

During the first quarter, we signed a letter of intent to purchase the Stonington Institute in Stonington, Connecticut including a 63-bed behavioral health hospital, partial services, a school, group homes and detox services. We also signed a letter of intent to purchase four behavioral health facilities from Keystone Education and Youth Services. The facilities include a 112-bed facility in Savannah, Georgia; a 77-bed hospital in Benton, Arkansas; an 82-bed operation in Las Vegas, Nevada; and a 72-bed hospital in Bowling Green, Kentucky. We expect to close these transactions, which are subject to regulatory approval, by April 30, 2004. The combined purchase price for these five facilities is approximately $100 million.

We believe that operating income, operating margin, EBITDA, adjusted net income and adjusted earnings per diluted share (as calculated on the attached schedules of Supplemental Consolidated Income Statement Information), which are non-GAAP financial measures, are helpful to our investors as measures of our operating performance. Since the source of financing for the purchase of property and equipment and other assets at each hospital varies, we believe that measuring operating performance before capital-related costs (such as depreciation and amortization, lease and rental and interest expense) provides a useful comparison of relative operating performance among our facilities. Operating income and operating margin are used by management as analytical indicators for purposes of assessing the relative operating performance of our individual hospitals and operating segments, and the overall Company. Also, our use of operating income, operating margin and EBITDA enables investors to compare our performance with that of others in the industry. In addition, we believe that comparing and discussing our financial results based on adjusted net income and adjusted earnings per diluted share, is helpful to our investors since it neutralizes the effect in each period, of items that are nonrecurring or non-operating in nature such as recovery of prior year provisions for judgment/closure costs, gains on sales of assets and businesses and provision for asset impairment.

To obtain a complete understanding of our financial performance, operating income, operating margin, EBITDA, adjusted net income and adjusted net income per diluted share should be examined in connection with net income determined in accordance with generally accepted accounting principles, as presented in these financial statements as well as information provided elsewhere such as our Reports on Forms 10-Q and 10-K. Since the items excluded from operating income, operating margin, EBITDA, adjusted net income and adjusted earnings per diluted share are significant components in understanding and assessing financial performance under generally accepted accounting principles, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Because these measures are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, operating income, operating margin, EBITDA, adjusted net income and adjusted earnings per diluted share as presented may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth on pages 22 and 23 of our Form 10-K for the year ended December 31, 2003), may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our ability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide, in Puerto Rico and in France. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT).

For additional information on the Company, visit our web site: http://www.uhsinc.com.

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Universal Health Services, Inc.

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three months ended March 31,
	2004	2003
Net revenues	$1,035,482	$886,079
Operating charges:
Salaries, wages and benefits	421,157	351,357
Other operating expenses	235,871	201,518
Supplies expense	144,937	119,329
Provision for doubtful accounts	87,227	65,247
Depreciation and amortization	39,378	34,189
Lease and rental expense	18,336	15,683

	946,906	787,323

Income before interest expense, minority interests, income taxes, and discontinued operations	88,576	98,756

Interest expense, net	10,911	9,849
Minority interests in earnings of consolidated entities	4,919	5,030

Income from continuing operations before income taxes	72,746	83,877

Provision for income taxes	26,946	30,990

Income from continuing operations	45,800	52,887

Income (loss) from discontinued operations, net of income tax expense of $219 in 2004 and benefit of ($58) in 2003	383	(97)

Net income	$46,183	$52,790

Basic earnings per share:
From continuing operations	$0.80	$0.91
From discontinued operations	—	—

Total basic earnings per share	$0.80	$0.91

Diluted earnings per share:
From continuing operations	$0.74	$0.84
From discontinued operations	—	—

Total diluted earnings per share	$0.74	$0.84

EARNINGS PER SHARE CALCULATION
Income from continuing operations	$45,800	$52,887
Less: Dividends on unvested restricted stock, net of taxes	(28)	0

Income from continuing operations - basic	45,772	52,887
Add: Debenture interest, net of taxes	2,268	2,177

Income from continuing operations - diluted	48,040	55,064
Less: Income (loss) from discontinued operations	383	(97)

Net income - diluted	$48,423	$54,967

Weighted average number of common shares - basic	57,564	58,277
Add: Shares for conversion of convertible debentures	6,577	6,577
Other share equivalents	946	742

Weighted average number of common shares and equiv. - diluted	65,087	65,596

Earnings per common share from continuing operations - basic	$0.80	$0.91

Earnings per common share from continuing operations - diluted	$0.74	$0.84

Earnings per common share from discontinued operations - basic	—	—

Earnings per common share from discontinued operations - diluted	—	—

Universal Health Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2004	December 31, 2003
Assets:
Cash and cash equivalents	$38,381	$35,068
Accounts receivable, net	602,159	499,074
Other current assets	124,246	106,391
Property, plant and equipment, net	1,418,961	1,302,025
Other assets	735,036	788,772
Assets held for sale	46,438	41,400

Total Assets	$2,965,221	$2,772,730

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$12,528	$10,871
Liabilities held for sale	9,382	2,014
Other current liabilities	475,205	382,868
Other noncurrent liabilities	216,721	216,094
Long-term debt	895,882	868,566
Deferred income taxes	43,755	41,841
Minority interest	178,419	159,554
Stockholders’ equity	1,133,329	1,090,922

Total Liabilities and Stockholders’ Equity	$2,965,221	$2,772,730

Universal Health Services, Inc.

Supplemental Consolidated Income Statement Information

(in thousands)

unaudited

	Three months ended March 31, 2004		Three months ended March 31, 2003
Net revenues	$1,035,482	100.0%	$886,079	100.0%
Operating charges:
Salaries, wages and benefits	421,157	40.7%	351,357	39.7%
Other operating expenses	235,871	22.8%	201,518	22.7%
Supplies expense	144,937	14.0%	119,329	13.5%
Provision for doubtful accounts	87,227	8.4%	65,247	7.4%

	889,192	85.9%	737,451	83.2%

Operating income/margin	146,290	14.1%	148,628	16.8%

Lease and rental expense	18,336		15,683
Minority interests in earnings of consolidated entities	4,919		5,030

Earnings before depreciation and amortization, interest expense, income (loss) from discontinued operations, and income taxes ("EBITDA")	123,035		127,915
Depreciation and amortization	39,378		34,189
Interest expense, net	10,911		9,849

Income from continuing operations before income taxes	72,746		83,877

Provision for income taxes	26,946		30,990

Income from continuing operations	45,800		52,887

Income (loss) from discontinued operations, net of income taxes	383		(97)

Net income	$46,183		$52,790

Calculation of Adjusted Net Income	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$46,183	$0.74	$52,790	$0.84
Less: After-tax DSH revenue attributable to prior period	(1,748)	$(0.02)	—	—

Adjusted net income	$44,435	$0.72	$52,790	$0.84

Universal Health Services, Inc.

Supplemental Statistical Information

(unaudited)

Same Facility:

% Change Quarter Ended 3/31/2004
Acute Care Hospitals
Revenues	3.8%
Adjusted Admissions	0.5%
Adjusted Patient Days	1.0%
Revenue Per Adjusted Admission	3.3%
Revenue Per Adjusted Patient Day	2.7%

Behavioral Health Hospitals
Revenues	8.7%
Adjusted Admissions	10.1%
Adjusted Patient Days	5.8%
Revenue Per Adjusted Admission	-1.2%
Revenue Per Adjusted Patient Day	2.8%

UHS Consolidated

	First Quarter Ended
	3/31/2004	3/31/2003
Revenues	$1,035,482	$886,079
EBITDA (1)	$123,035	$127,915
EBITDA Margin (1)	11.9%	14.4%

Cash Flow From Operations	$94,923	$80,766
Days Sales Outstanding	53	51
Capital Expenditures	$70,436	$43,549

Debt (net of cash)	870,029	709,276
Shareholders Equity	1,133,329	949,989
Debt / Total Capitalization	43.4%	42.7%
Debt / EBITDA (2)	1.79	1.57
Debt / Cash From Operations (2)	2.24	2.00

Acute Care EBITDAR Margin (3)	14.4%	18.8%
Behavioral Health EBITDAR Margin (3)	24.1%	21.9%

(1)	Net of Minority Interest
(2)	Latest 4 quarters
(3)	Before Corporate overhead allocation and minority interest

UNIVERSAL HEALTH SERVICES, INC.

SELECTED HOSPITAL STATISTICS

MARCH 31, 2004

AS REPORTED:

	For the three months ended
	Acute (1)			Behavioral Health
	03/31/04	03/31/03%		03/31/04	03/31/03%
Hospitals owned and leased	28	24	16.7%	39	39	0.0%
Average licensed beds	6,528	5,599	16.6%	3,904	3,871	0.9%
Patient days	352,064	316,191	11.3%	283,898	268,083	5.9%
Average daily census	3,868.8	3,513.2	10.1%	3,154.4	2,978.7	5.9%
Occupancy-licensed beds	59.3%	62.7%	-5.5%	80.8%	76.9%	5.0%
Admissions	73,413	67,505	8.8%	24,139	21,954	10.0%
Length of stay	4.8	4.7	2.4%	11.8	12.2	-3.7%

Inpatient revenue	$1,811,781	$1,497,389	21.0%	$293,729	$273,277	7.5%
Outpatient revenue	649,675	502,635	29.3%	42,976	38,573	11.4%
Total patient revenue	2,461,456	2,000,024	23.1%	336,705	311,850	8.0%
Other revenue	11,085	11,767	-5.8%	8,436	8,601	-1.9%
Gross hospital revenue	2,472,541	2,011,791	22.9%	345,141	320,451	7.7%

Total deductions	1,691,175	1,341,690	26.0%	179,143	167,704	6.8%

Net hospital revenue	$781,366	$670,101	16.6%	$165,998	$152,747	8.7%

(1)	not including assets held for sale

SAME FACILITY:

	For the three months ended
	Acute (2)			Behavioral Health
	03/31/04	03/31/03%		03/31/04	03/31/03%
Hospitals owned and leased	24	24	0.0%	39	39	0.0%
Average licensed beds	5,714	5,599	2.1%	3,904	3,871	0.9%
Patient days	316,753	316,191	0.2%	283,902	268,083	5.9%
Average daily census	3,480.8	3,513.2	-0.9%	3,119.8	2,978.7	4.7%
Occupancy-licensed beds	60.9%	62.7%	-2.9%	79.9%	76.9%	3.9%
Admissions	66,891	67,505	-0.9%	24,139	21,954	10.0%
Length of stay	4.7	4.7	1.1%	11.8	12.2	-3.7%

(2)	Assets held for sale and Corona Medical, Lakeland, Methodist and Spring Valley are excluded in both current and prior years.